                                                                                                                                                                                                                                                                    Exhibit (d)(5)

June 6, 2003

Fred Tattersall

Chief Executive Officer

Tattersall Advisory Group, Inc.

6802 Paragon Place, Suite 200

Richmond, VA 23230-1720

Re:  Proxy Voting Responsibilities

Dear Mr. Tattersall:

As you are aware, recent changes to the proxy rules by the Securities and Exchange Commission now require that mutual funds must disclose their proxy voting policies and procedures and to make their voting records available to fund shareholders.  In response to those changes, Evergreen Investment Management Company, LLC (“EIMC”), the investment advisor to all Evergreen funds, will now vote all proxies submitted to shareholders of securities held in an Evergreen fund, pursuant to its policies and procedures. By assuming this responsibility, EIMC will have the opportunity to make all information regarding the proxy voting process available to the shareholder in the most timely and efficient manner possible.

Section 2(a) of each of the Sub-Advisory Agreements by and between Tattersall Advisory Group, Inc. and EIMC, dated May 11, 2001 and September 21, 2001, states that the investment advisor may, if it supplies written instruction that it will do so, and Section 4 of the Amendment to the Remote Service Agreement dated January 15, 1997,assume all proxy voting responsibilities for any of the Evergreen funds.  As stated above, EIMC has decided that, effective July 1, 2003, it will exercise its option to vote such proxies for all Evergreen funds, including Evergreen Balanced Fund, Evergreen Foundation Fund, Evergreen Mortgage Securities Fund, Evergreen Select Balanced Fund, Evergreen Core Bond Fund, Evergreen Short Intermediate Bond Fund, Evergreen Fixed Income Fund II and Evergreen VA Foundation Fund.

Proxy Voting Responsibilities

Tattersall Advisory Group, Inc.

Please indicate receipt of this notice by your signature. Please return one original to Maureen Towle, Evergreen Investments, 26th floor, Legal Department, 200 Berkeley Street, Boston, MA 02116, and retain one for your files. If you have any questions, please contact Maureen at 617-210-3682 in the Legal Department.  Thank you for your attention to this matter.

Very truly yours,

                                                                                                                                                                                                                  /s/ Christopher P. Conkey

Christopher P. Conkey

Executive Managing Director

Evergreen Investment Management Company, LLC

Accepted and Agreed:  _______Fred Tattersall_____________________

                                Date:  ________June 9, 2003____________________

Cc:         Kevin Girts

                 Chief Operations Officer

                 Tattersall Advisory Group, Inc.